Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bed Bath & Beyond, Inc. of our report dated October 14, 2024, relating to the consolidated financial statements of tZERO Group, Inc., included in the Annual Report on Form 10-K of Bed Bath & Beyond, Inc., for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP
New York, New York
August 5, 2026